Exhibit 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. Announces Q3 Results

NEWINGTON, VA, August 14, 2003 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced revenues and earnings for its third quarter ended June 30, 2003.

Revenues for the three months ended June 30, 2003 increased $4,069,000 or 45.1% to $13,100,000 compared to $9,031,000 for the prior year quarter. Revenue for the nine months ended June 30, 2003 increased $17,167,000 or 83.7% to $37,676,000, compared to $20,509,000 for the prior year period.

Net income for the three months ended June 30, 2003 was $1,058,000, or $0.16 per diluted share, an increase of 57.9% compared to $670,000 or $0.16 per diluted share for the prior year quarter. For the nine months ended June 30, 2003 net income increased to $2,949,000, or $0.48 per diluted share, an increase of 84.7% compared to the prior year period of $1,597,000, or $.38 per diluted share.

“Our revenue and profit performance continues to improve in line with our expectations. As our planning process focuses on fiscal year 2004, the opportunities for substantially added business is materializing. Demand for our engineered solutions continues to be high in all business segments with a defined focus on domestic work for Homeland Security and Defense,” noted S. Kent Rockwell, CEO of Sensytech.

Mr. Rockwell further stated, “Our new sixty thousand square foot manufacturing facility located in Fairchance, Pennsylvania, will be opened on August 15, 2003. Manufacture of the Surface Ship Torpedo Defense System and LAMPS MK III Communications system will be fully transitioned to this new facility by the second quarter of 2004. We are currently hiring for the necessary skills to staff the facility and pleased that there appears to be no shortage of qualified applicants. The challenge of closing our New Jersey facility while simultaneously opening our Fairchance operations will be complex and demanding for the next two quarters. We remain continuously optimistic about the opportunities beyond that timeframe.”

Financial Highlights

•	Revenue for the third quarter increased 45.1% over the prior year quarter to $13,100,000

•	Our book to bill ratio in the trailing twelve months was 1.23, up slightly from the previous quarter

•	Revenue for the nine month period increased 83.7% over the prior year period to $37,676,000

•	Net Income for the third quarter of $1,058,000, or $0.16 per diluted share, compared to $0.16 per diluted share for the prior year quarter

•	Net Income for the nine months period of $2,949,000, or $0.48 per diluted share, up $0.10 per diluted share, from the prior year period

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems, shipboard support systems, and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30, 2003	September 30, 2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,769,000	$700,000
Accounts receivable, net	9,595,000	8,880,000
Unbilled contract costs, net	7,274,000	8,820,000
Inventories	2,166,000	3,168,000
Deferred income taxes	411,000	411,000
Other current assets	409,000	272,000

TOTAL CURRENT ASSETS	38,624,000	22,251,000
PROPERTY AND EQUIPMENT	2,696,000	2,608,000
OTHER ASSETS
Deferred income taxes	216,000	260,000
Intangibles, net	175,000	400,000
Other assets	103,000	333,000

TOTAL ASSETS	$41,814,000	$25,852,000

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Line of credit	$—	$2,900,000
Accounts payable	1,789,000	2,916,000
Accrued salaries, benefits, and related expenses	2,200,000	2,093,000
Other accrued expenses	1,441,000	438,000
Billings in excess of costs	1,578,000	2,342,000
Income taxes payable	205,000	497,000

TOTAL CURRENT LIABILITIES	7,213,000	11,186,000

STOCKHOLDERS’ EQUITY
Common Stock	66,000	42,000
Additional paid-in capital	24,943,000	7,972,000
Treasury stock at cost	(534,000)	(525,000)
Retained earnings	10,126,000	7,177,000

TOTAL STOCKHOLDERS’ EQUITY	34,601,000	14,666,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,814,000	$25,852,000

BACKLOG	$35,898,000	$24,400,000

SENSYTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

REVENUES
Contract revenues	$13,100,000	$9,031,000	$37,676,000	$20,509,000

COSTS AND EXPENSES
Cost of revenues	9,704,000	7,165,000	28,443,000	15,363,000
General and administrative expenses	1,645,000	724,000	4,267,000	2,529,000

Total cost and expenses	11,349,000	7,889,000	32,710,000	17,892,000

INCOME FROM OPERATIONS	1,751,000	1,142,000	4,966,000	2,617,000
OTHER INCOME (EXPENSES)
Interest income	36,000	2,000	79,000	33,000
Interest expense	(1,000)	(7,000)	(49,000)	(9,000)
Other income	5,000	10,000	12,000	77,000
Other expenses	—	—	(10,000)	(11,000)

INCOME BEFORE INCOME TAXES	1,791,000	1,147,000	4,998,000	2,707,000
INCOME TAX PROVISION	(733,000)	(477,000)	(2,049,000)	(1,110,000)

NET INCOME	$1,058,000	$670,000	$2,949,000	$1,597,000

PER SHARE AMOUNT
Basic earnings per share	$0.16	$0.17	$0.49	$0.40
Diluted earnings per share	$0.16	$0.16	$0.48	$0.38
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic average shares outstanding	6,457,086	4,022,598	5,975,103	3,996,201
Diluted average shares outstanding	6,617,393	4,284,302	6,116,574	4,232,441

FOR MORE INFORMATION, CONTACT: Donald F. Fultz, Chief Financial Officer don.fultz@sensytech.com URL: www.sensytech.com